Exhibit 10.8

MEDICAL PROFESSIONAL LIABILITY EXCESS OF LOSS
REINSURANCE CONTRACT
EFFECTIVE: JANUARY 1, 2018

between

POSITIVE PHYSICIANS INSURANCE EXCHANGE
KING OF PRUSSIA, PENNSYLVANIA
(hereinafter called the “Company”)

and

HANNOVER RUCK SE
AIIN Reference 1340125

(hereinafter called the “Reinsurer”)

Under the terms of this Contract the above Reinsurer agrees to assume severally and not joint with other participants

Excess of Loss	Coverage “A”: Professional Liability 100.00% share
Coverage “B”: Professional Liability 100.00% share
Coverage “C”: Professional Liability 100.00% share

of the liability of the layer(s) described in the attached Contract including the same corresponding proportional participation of the Reinsurers’ additionalobligations set forth therein.
Signed in Hannover, on this 2nd day of July, 2018,

HANNOVER RUCK SE

BY	/s/ Thomas Reinecke

PRINT NAME	Thomas Reinecke

TITLE	Chief Underwriter

REF. NO.	9007707, 9007713

and signed in Berwyn, on this 2nd day of July, 2018.

POSITIVE PHYSICIANS INSURANCE EXCHANGE

BY	/s/ Lewis S. Sharps M.D.

TITLE	CEO

POSITIVE PHYSICIANS INSURANCE EXCHANGE
BERWYN, PENNSYLVANIA
MEDICAL MALPRACTICE WORKING EXCESS
REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2018

ATTACHMENTS:
NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - USA (BRMA 35A)
POLLUTION EXCLUSION CLAUSE – GENERAL LIABILITY – REINSURANCE
SCHEDULE ONE - NEW JERSEY ILF’s

POSITIVE PHYSICIANS INSURANCE EXCHANGE
BERWYN, PENNSYLVANIA
(hereinafter the “Company”)
MEDICAL MALPRACTICE WORKING EXCESS
REINSURANCE CONTRACT
EFFECTIVE JANUARY 1, 2018
ARTICLE 1
BUSINESS COVERED
A.    This Contract applies to all Policies, except as hereinafter excluded, written and classified by the Company as Professional Liability as respects physicians, surgeons, ancillary health care professionals, and directly affiliated corporations, partnerships and associations that are written on a Claims Made or Occurrence basis, being inforce or becoming effective during the term of this Contract, including renewals (“Business Covered”).
B.    Notwithstanding Paragraph A above, reinsurance coverage hereunder as respects Policies written on an Occurrence basis applies to all historical Occurrence Policies that the Company has ever written, regardless of whether the Policies were inforce, or written with a policy period (new or renewal) during the term of this Contract. Although the Company may issue Occurrence form Policies, for the purposes of this Contract, the date of loss for such Occurrence form Policies shall be the date on which the Company is first advised of a claim, incident or suit, whether such advice is verbal or in writing. The claims made date for claims brought under Claims Made Policy forms shall be the date determined in accordance with the original Policy conditions. It is understood and agreed that, for the purposes of determining the Net Subject Earned Premium to be used hereunder for such Occurrence Policies, the Net Subject Earned Premium shall be the earned premium amount, if any, of each Occurrence form Policy that is earned during the term of this Contract.
C.    The term “Policies”, whenever used herein, shall mean all binders, policies, contracts, certificates and other written obligations of insurance, whether “Occurrence” form, or “Claims Made” form, or “Claims Made Plus” form that are the Business Covered. The maximum original policy period shall not exceed eighteen months (18) months plus odd time.
D.    “Insured” as used herein shall mean each insured who is provided with a separate limit of liability under the Company's Policy(ies).
E.    The Company may provide extended reporting coverage in accordance with such provisions of its Policies. Any claims made under an Extended Reporting Period Endorsement shall be deemed to have been made on the day the original Policy expired, was non-renewed or was cancelled. Premiums for any Extended Reporting Period Endorsement shall for the purposes of calculating premium ceded hereunder be considered fully earned on the last day of the Policy period immediately preceding the extended reporting period.
F.    “Extended Reporting Period Endorsement” as used herein shall mean those endorsements issued by the Company to become a part of, or replace, Policies otherwise subject to this Contract, that provide for the reporting of claims subsequent to the Policy expiration, non-renewal or cancellation date with respect to incidents occurring prior to the effective date of such endorsements and after the retroactive date stated in the Policy.
G.    The Reinsurer’s liability to the Company as regards all reinsurance under this Contract shall follow the terms, conditions and exclusions of the Company’s Policies and the Underwriting Guidelines in effect at the inception of the Contract, subject to all terms, conditions and exclusions of this Contract. The Company shall provide Reinsurers with a copy of the Company’s Underwriting Guidelines in place at the inception of this Contract, and shall not modify such guidelines without Reinsurer’s prior written approval.

ARTICLE 2
COMMENCEMENT & TERM
A.    This Contract shall become effective 12:01 a.m., Eastern Standard Time, January 1, 2018, and shall remain in effect until 12:01 a.m., Eastern Standard Time, January 1, 2020 applying to claims made or losses reported during the term of this Contract (“Contract Period”).
B.    For the purposes of this Contract, “Eastern Standard Time” shall mean the time as described in the original Policy.
1.    The “First Annual Period” as used in this Contract shall be from 12:01 a.m. Eastern Standard Time, January 1, 2018 to 12:01 a.m. Eastern Standard Time, January 1, 2019.
2.    The “Second Annual Period” as used in this Contract shall be from 12:01 a.m. Eastern Standard Time, January 1, 2019 to 12:01 a.m. Eastern Standard Time, January 1, 2020.
C.    The Reinsurer shall have no liability for Claims Made or losses reported after the termination or expiration date of this Contract and no return premium shall be due the Company. However, in the event no replacement contract is secured after the termination or expiration of this Contract, the Company may elect that this Contract be terminated or expire on a “run-off” basis. In such event, the Reinsurer shall be liable for Claims Made or losses reported during a twenty four (24) month period subsequent to the first anniversary, natural expiration or cancellation of each Policy ceded hereunder, or, if an Occurrence form Policy ceded hereunder has expired, cancelled or is no longer in force, twenty four months (24) after the termination of this Contract for all such Occurrence Policies that are the Business Covered. The Premium payable to the Reinsurer for any such run-off period shall be determined in accordance with Paragraph B of the Article entitled BUSINESS COVERED.
D.    The Company may terminate this Contract at December 31, 2018, upon the giving of thirty (30) days written notice to the Reinsurer prior to December 31, 2018.
E.    The Reinsurer may renegotiate the Second Annual Period of December 31, 2018, upon the happening of any one of the following circumstances and by the giving of thirty (30) days written notice to the Company prior to December 31, 2018.
1.    The Company has entered into a definitive agreement to:
a.become acquired or controlled by any company, corporation or individual(s) not controlling or affiliated with the party’s operations previously; or
b.    directly or indirectly assign all or essentially all of its entire liability for Obligations under this Contract to another party, other than with affiliated companies with substantially the same or greater net worth, without the Company’s prior written consent; or
2.    There is a severance from active employment (of any kind) of any two (2) or more executives, by whatever title, of the Company during the most recent forty five (45) day period who perform the following functions: chief executive officer, chief underwriting officer, chief actuary, or chief financial officer. This condition does not apply whenever the severance in employment is for the publicly announced purpose of the individual’s assuming within thirty (30) days a known position with another identified firm in the (re)insurance or financial services industry.
ARTICLE 3
TERRITORIAL SCOPE
This Contract shall apply to Policies written by the Company for Insureds with medical practices within the Commonwealth of Pennsylvania and States of New Jersey, Ohio, Maryland and Delaware.

ARTICLE 4
EXCLUSIONS
A.    This Contract does not apply to and specifically excludes the following:
1.    Policies written on a multi-year basis.
2.    Directors’ and Officers’ Policies.
3.    Managed Care Errors and Omissions Policies.
4.    Reinsurance assumed by the Company except reinsurance of “fronting carriers” where the Policies involved are underwritten, rated and administered by the Company.
5.    Nuclear risks as defined in the “Nuclear Incident Exclusion Clause Liability – Reinsurance U.S.A. (BRMA 35A)” attached to and forming part of this Contract.
6.    Liability as a member, subscriber or Reinsurer of any pool, syndicate or association.
7.    All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claims, debt, charge, fee or other obligation in whole or in part.
8.    Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard Policy with a standard War Exclusion Clause.
9.    Pollution Bodily Injury and Property Damage liability as respects the premises and operations coverages excluded under the “General Liability Pollution Exclusion Appendix” attached to and forming part of this Contract. However, this exclusion shall not apply in any jurisdiction where it is illegal to exclude pollution, seepage and/or contamination, where there has been a final court ruling that the Company's pollution, seepage and/or contamination exclusion is not valid or enforceable.
10.    Loss from Acts of Terrorism that:
a.    involve the use, release or escape of nuclear materials, or directly or indirectly results in nuclear reaction or radiation or radioactive contamination; or
b.    is carried out by means of the dispersal or application of pathogenic or poisonous biological reaction or chemical materials; or
c.    release of pathogenic or poisonous biological or chemical materials, and it appears that one purpose of the terrorism was to release such materials.
11.    “Ex Gratia” loss settlement payments. “Ex Gratia” settlements shall mean those settlements for which there is no possibility of legal obligation on the part of the Company under the terms and conditions of the original Policy, and which are made solely to maintain the good will of the Insured.
B.    Business falling within the scope of one or more of the exclusions set forth in Paragraph A., may be submitted to the Reinsurers for Special Acceptance and, if accepted by the Reinsurers, shall be subject to all the terms of this Contract except as modified by the Special Acceptance.

ARTICLE 5
RETENTION AND LIMIT
For each annual period (i.e., the First Annual Period and the Second Annual Period), the Reinsurer shall be liable for one hundred percent (100%) of the excess net loss above an initial Ultimate Net Loss to the Company as follows:
Coverage A:
Seven hundred thousand dollars ($700,000) of Ultimate Net Loss, each claim, each Insured, each Policy excess of three hundred thousand dollars ($300,000) of Ultimate Net Loss each claim, each Insured, each Policy.
For MCARE eligible insureds in Pennsylvania the original policy limits shall be five hundred thousand dollars ($500,000) of Ultimate Net Loss, each claim, each Insured, each Policy and one million five hundred thousand dollars ($1,500,000) in the aggregate except for those Policies deemed by the Company as Registered Certified Nurses, physician assistants, chiropractors, technicians, respiratory therapist or any other specialty not covered under MCARE, and any Physician Corporation which is not entirely owned by health care providers deemed MCARE ineligible, where the original policy limits shall be one million dollars ($1,000,000) of Ultimate Net Loss, each claim, each Insured, each Policy and three million dollars ($3,000,000) in the aggregate.
Coverage B:
A.    The Company shall retain and be liable for the first six hundred thousand dollars ($600,000) of Ultimate Net Loss arising out of each Loss Event, whether involving one or several of the Company’s Policies or Insureds. The Reinsurer shall then be liable for the amount by which such Ultimate Net Loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed two million two hundred thousand dollars ($2,200,000) excess of six hundred thousand dollars ($600,000) as respects any one Loss Event, nor more than two million two hundred thousand dollars ($2,200,000) during the applicable annual period. Recoveries from Coverages A and C shall inure to the benefit of this Coverage B.
B.    “Loss Event” as used herein shall mean each accident, occurrence, medical incident, wrongful act or series of accidents, occurrences, medical incidents or wrongful acts arising out of one event, whether involving one or several of the Company’s Policies or Insureds. All bodily injury or property damage arising out of continuous or repeated exposure to substantially the same general conditions shall be considered as arising out of one event, whether involving one or several of the Company’s Policies or Insureds. The date of loss for any event shall be the date the first claim is reported to the Company (i.e., the earliest report date among the claims involved in the Loss Event). The report date as respects Loss in Excess of Policy Limits liability / Extra Contractual Obligation will be deemed, in all circumstances, to be the date when the underlying claim is first reported to the Company.
Reinsurer’s Maximum As Respects Coverage A and B:
The Reinsurer’s liability for each annual period in respect to Ultimate Net Losses, and if applicable Loss Adjustment Expenses which does not reduce the Company’s limit of liability under the Policy involved, covered under Coverages A and B above shall be limited to an amount in the aggregate as respects all Ultimate Net Loss on Business Covered equal to four hundred percent (400%) of the ceded reinsurance premium under Coverages A and B for the applicable annual period.

Coverage C
One million dollars ($1,000,000) of Ultimate Net Loss, each claim, each Insured, each Policy excess of one million dollars ($1,000,000) of Ultimate Net Loss each claim, each Insured, each Policy. The Reinsurer’s maximum liability to the Company for this section of coverage shall be limited to an amount in the aggregate as respects all Ultimate Net Loss equal to two million dollars ($2,000,000) for the applicable annual period. Recoveries from Coverage A shall inure to the benefit of this Coverage C. Furthermore, the Reinsurer’s maximum liability for each annual period as set forth in the Section of this Article entitled Reinsurer’s Maximum As Respects Coverage A and B shall not apply to this Coverage C.
ARTICLE 6
PREMIUM
Coverage A and Coverage B Only
A.    As premium for the reinsurance provided hereunder:
1.    For the First Annual Period, the Company shall pay the Reinsurer fourteen point zero percent (14.0%) of its Net Subject Earned Premium for the annual period. The Company shall pay the Reinsurers a deposit premium of two million dollars ($2,000,000) in four (4) equal installments of five hundred thousand dollars ($500,000) on April 1, July 1 October 1, 2018, and January 1, 2019.
2.    For the Second Annual Period, the Company shall pay the Reinsurer fourteen point zero percent (14.0%) of its Net Subject Earned Premium for the annual period. The Company shall pay the Reinsurers a deposit premium of two million dollars ($2,000,000) in four (4) equal installments of five hundred thousand dollars ($500,000) on April 1, July 1, October 1, 2019, and January 1, 2020.
B.    As promptly as possible after the end of each annual period, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with Paragraph A.1. for the First Annual Period and with Paragraph A.2. for the Second Annual Period, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.
C.    “Net Subject Earned Premium” as used herein for Coverage A and B shall mean the Company’s net premiums for all classes of business reinsured hereunder, after deduction of return premiums and cancellations.
D.    If the Company elects to terminate this Contract at December 31, 2018, the fourteen point zero (14.0%) rate set forth in Paragraph A for the First Annual Period shall increase to fifteen point zero percent (15.0%) for the First Annual Period.
Coverage C
A.    A cession rate calculated from the Company’s rates indicated on Schedule One attached to and made part of this Contract shall apply. Within forty five (45) days after the end of each quarter during the Contract Period, the Company shall calculate, report and pay the Reinsurer the reinsurance premium for the Policies covered for this Coverage C. Coverage C shall be disregarded when calculating premium for Coverages A and B.
B.    “Losses Incurred” as used herein shall mean losses and loss adjustment expense paid by the Reinsurers as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, it being understood and agreed that all losses under Policies which are in force during an applicable annual period shall be charged to that annual period.

C.    “Net Subject Earned Premium” as used herein for this Coverage C shall mean the gross earned premium of the Company for the Business Covered hereunder, less premium for reinsurance that inures to the benefit of this Contract.
ARTICLE 7
COMMUTATION
A.    Within sixty (60) days following twenty four (24) months after the close of any one annual period of this Contract, the Company may commute all liability for said annual period hereunder.
B.    The Company shall report to the Reinsurer the commuted value of such claims for the applicable annual period, which shall be deemed to be the positive balance of:
1.    Reinsurance premiums paid or payable hereunder for the applicable annual period; less
2.    Expenses incurred by the Reinsurer at a rate of twenty seven point zero percent (27.0%) of the Net Earned Premium for the applicable annual period hereof: less
3.    Reinsurance recoveries previously made hereunder for Policies allocated to this Contract for the applicable annual period.
C.    The Reinsurer shall remit payment to the Company of the commuted value (as determined above) within thirty (30) days following receipt of the Company's report. Such payment shall constitute a full and final release of all liability (known or unknown) under this Contract for the applicable annual period.
ARTICLE 8
ULTIMATE NET LOSS
A.    “Ultimate Net Loss” as used herein is defined as the sum or sums (including ninety point zero percent (90.0%) of Loss in Excess of Policy Limits (XPL), ninety point zero percent (90.0%) of Extra Contractual Obligations (ECO) and any Loss Adjustment Expense, as hereinafter defined, which reduces the limit of liability under the Policy involved) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's Ultimate Net Loss has been ascertained.
B.    “Loss Adjustment Expense” as used herein shall mean expenses assignable to the investigation, defense and/or settlement of specific claims, regardless of how such expenses are classified for statutory reporting purposes, including litigation expenses, interest on judgments and legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto and including Declaratory Judgment Expense, as outlined below, but shall not include office or normal overhead expenses or salaries of the Company's regular employees, expenses of the Attorney In Fact, and the expenses relating to third party claim administration.
C.    In the event of loss hereunder, Loss Adjustment Expense incurred by the Company in connection therewith which does not reduce the Company’s limit of liability under the Policy involved shall be shared on a pro rata basis with the Reinsurers. The Reinsurer’s liability for such Loss Adjustment Expense shall be in addition to its liability for Ultimate Net Loss.
D.    “Declaratory Judgment Expense” as used herein shall mean all court costs, attorney's fees and expense incurred by the Company in contesting insurance coverage on Policies reinsured hereunder.
E.    “Declaratory Judgment Expenses” shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

F.    It is understood and agreed that the maximum reinsurance recovery, as respects all Declaratory Judgment Expense arising out of all Business Covered hereunder shall be limited to one million dollars ($1,000,000).
ARTICLE 9
NET RETAINED LINES
A.    This Contract applies only to that portion of any Policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy which the Company retains net for its own account shall be included.
B.    The amount of the Reinsurers’ liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurers, whether specific or general, any amounts which may have become due from such Reinsurers, whether such inability arises from the insolvency of such other Reinsurers or otherwise.
C.    This Contract applies after application of any specific facultative reinsurance placed to provide reinsurance protection below the limit of Coverage A as set forth in Paragraph A., of the Article entitled RETENTION AND LIMIT.
ARTICLE 10
LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS
A.    “Loss in Excess of Policy Limits” shall mean any amount paid or payable by the Company in excess of its Policy limits, but otherwise within the terms of its Policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company’s alleged or actual negligence or bad faith in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.
B.    “Extra Contractual Obligations” shall mean any damages including, but not limited to, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a Policy subject to this Contract. An Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.
C.    Recoveries from any form of insurance or reinsurance which protect the Company against claims the subject matter of this Article will inure to the benefit of the Reinsurers and shall be deducted to arrive at the amount of the Company's loss payable hereunder.
D.    Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
E.    If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Article or the enforceability of such provision in any other jurisdiction.

ARTICLE 11
SALVAGE AND SUBROGATION
A.    All salvages, recoveries, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such salvage, recovery, payment or reversal or reduction of a verdict or judgment) whether recovered, received or obtained prior or subsequent to a loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Net Loss. Nothing in this Article shall be construed to mean losses are not recoverable until the Net Loss to the Company finally has been ascertained.
B.    The Reinsurer shall be subrogated, as respects any loss for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of payment by or the amount of liability to the Reinsurer, to all the rights of the Company against any person or other entity who may be legally responsible for damages as a result of said loss. Should the Company elect not to enforce such rights, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights. The Reinsurer shall promptly remit to the Company the amount of any judgment awarded in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurer hereunder.
ARTICLE 12
CLAIMS
A.    The Company shall notify Reinsurers whenever a claim is reserved by the Company for an amount greater than fifty percent (50%) of its retention hereunder. All cases of serious injury which, regardless of considerations of liability or coverage, might result in a claim under this Contract, shall be reported to Reinsurers, including but not limited to the following:
1.    Brain injury;
2.    Spinal cord injury and/or other damage resulting in significant sensory and/or motor loss;
3.    Blindness;
4.    Amputation of a significant portion of limb(s);
5.    Birth trauma;
6.    Fatalities of wage earners, women with minor children and all fatalities in jurisdictions where mental anguish and/or emotional distress are recoverable.
The Company will provide quarterly updates on reported claims to the Reinsurer. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.
B.    Except for Loss in Excess of Policy Limits and Extra Contractual Obligations, all loss settlements made by the Company, provided they are within the terms and conditions of the original Policy and this Contract, shall be binding upon Reinsurers, and, upon receipt of satisfactory proof of loss, the Reinsurers agree to pay or allow, as the case may be, its share of each such settlement in accordance with this Contract. The Reinsurer shall be subject to the liability of the Company to the extent provided in this Contract and shall pay or allow, as the case may be, its share of each such settlement in accordance with this Contract all amounts for which it is obligated as soon as possible, but not later than ten (10) business days, of being furnished by the Company with reasonable evidence of the amount due. Reasonable evidence of the amount due shall consist of a certification by the Company, accompanied by proof of loss documentation the Company customarily presents with its claims payment requests, that the amount requested to be paid and submitted by the certification, is, upon information and belief, due and payable to the Company by the Reinsurer under the terms and conditions of this Contract. If the above reasonable evidence is insufficient and not in accordance with this Article, within that ten (10) day period, the Reinsurer shall advise the Company of any failure to comply with this Article with particularity. The Company shall respond promptly to such identified deficiency and provide the Reinsurer with any response necessary to remedy the deficiency. Upon receipt of the Company’s response, the Reinsurer shall promptly pay the amount due within ten (10) days thereof.
ARTICLE 13
ERRORS AND OMISSIONS
Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery and shall not impose any greater liability of either party than would have been attached if the error or omission had not occurred.
ARTICLE 14
CURRENCY (BRMA 12A)
A.    Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.
B.    Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
ARTICLE 15
TAXES (BRMA 50C)
In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.
ARTICLE 16
FEDERAL EXCISE TAX
(Section A Applicable to those Reinsurers, excepting Underwriters at Lloyd’s London and other Reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America)
A.    The Reinsurers shall allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax. In the event of any return of premium becoming due hereunder, the Reinsurers shall deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.
B.    In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian Tax returns or when making tax returns, other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.
ARTICLE 17
ACCESS TO RECORDS
The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect (and make reasonable copies) through its designated representatives, all non-privileged books, records and papers of the Company directly related to any reinsurance hereunder, or the subject matter hereof, provided that if the Reinsurer is a Run-Off Reinsurer and is no longer an active reinsurance market, this right of access shall be subject to that Reinsurer being current in all payments owed the Company that are not currently the subject of a dispute. For the purposes of this Article, “non-privileged” refers to books, records and papers that are not subject to the Attorney-client privilege and Attorney-work product doctrine. The term “dispute” shall be as defined consistent with the NAIC Annual Statement Instructions.

ARTICLE 18
RESERVES
A.    If a jurisdiction of the United States shall not permit the Company, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any Reinsurer’s share of obligations, the Company shall forward to that Reinsurer a statement of the Reinsurer’s share of such obligations. Upon receipt of that statement the Reinsurer shall promptly apply for, and provide the Company with, at the Reinsurer’s sole option, either collateral in the form of a trust account or a “clean,” unconditional and irrevocable Letter of Credit, in the amount specified in the statement submitted, with terms and from a bank acceptable to the Company and the regulatory authority (ies) having jurisdiction over the Company.
B.    “Obligations,” as used in this Article, shall mean the sum of ceded (i) Net Losses and Loss Adjustment Expenses paid by the Company but not yet recovered from the Reinsurer, plus (ii) reserves for reported Net Losses and Loss Adjustment Expenses, plus (iii) reserves for Net Losses incurred but not reported (including Loss Adjustment Expenses) and premiums unearned, if any.
C.    The Reinsurers hereby agree that the Letter of Credit shall provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said Letter or any future expiration date unless thirty (30) days prior to any expiration the issuing bank shall notify the Company by certified mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a “qualified bank” as defined by Regulation No. 133 promulgated by the Insurance Department of the State of New York, shall provide sixty (60) days notice to the Company prior to any expiration.
D.    Notwithstanding any other provision of this Contract, the Company or any successor by operation of law of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company may draw upon such credit, without diminution because of the insolvency of any party hereto, at any time and undertakes to use and apply such credit for one or more of the following purposes only:
1.    To pay the Reinsurer’s share or to reimburse the Company for the Reinsurer’s share of any Obligations, as stipulated in the statement submitted by the Company to the Reinsurer, which is due to the Company and not otherwise paid by the Reinsurer.
2.    In the event the Company has received notice of non-renewal of the Letter of Credit and the Reinsurer’s liability remains unliquidated and undischarged thirty (30) days prior to the expiry date of the Letter of Credit, to withdraw the balance of the Letter of Credit and place such sums in an interest bearing trust account to secure the continuing obligations of the Reinsurer under this Contract until a renewal Letter of Credit acceptable to the regulatory authority(ies) having jurisdiction over the Company, a trust account or a substitute in lieu thereof acceptable to the regulatory authority(ies) having jurisdiction over the Company, has been received by the Company. The Company shall provide to the Reinsurer payment of any interest thereon accruing from such account.
3.    To make refund of any sum which is in excess of the actual amount required for Sections 1 and 2 of this paragraph.
E.    At annual intervals or more frequently as determined by the Company, but never more frequently than quarterly, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, or adjusting the balance of the trust account, as applicable, of the Reinsurer’s share of any obligations. If the statement shows that the Reinsurer’s share of obligations exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit or adjust the trust account balance, as applicable, by the amount of such difference. If the statement shows, however, that the Reinsurer’s share of obligations is less than the balance of the Letter of Credit or the trust account as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to release funds from the trust to the Reinsurer or secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

F.    The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorized representatives of the Company. The Company shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.
ARTICLE 19
SERVICE OF SUIT (BRMA 49E)(This Article applies to Reinsurers domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties' obligation to arbitrate their disputes in accordance with the Article entitled ARBITRATION).
A.    In the event any Reinsurer hereon fails to pay any amount claimed due hereunder, such Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States and shall comply with all requirements necessary to give that court jurisdiction. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto. In any suit instituted against it upon this Contract, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal.
B.    The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer's behalf in the event such a suit is instituted.
C.    Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute (or his successor or successors in office) as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 20
GOVERNING LAW (BRMA 71B)
This Contract shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
ARTICLE 21
ARBITRATION (BRMA 6J)
A.    As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two (2) Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two (2) Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two (2) Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three (3) candidates within ten (10) days thereafter, two (2) of whom the other shall decline, and the decision shall be made by drawing lots.
B.    Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.
C.    If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurers participating under the terms of this Contract from several to joint.
D.    Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two (2) Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two (2) parties.
E.    Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state of Pennsylvania.
ARTICLE 22
INSOLVENCY
A.    In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.
B.    Payments by the Reinsurer as above set forth shall be made directly to the Company or to its conservator, liquidator, or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance Laws) in the event of the insolvency of the Company.
C.    In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim any Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
D.    Where two (2) or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.
E.    The original insured or policyholder shall not have any rights against the Reinsurer which are not specifically set forth in this Contract, or in a specific agreement between the Reinsurer and the original insured or policyholder.

ARTICLE 23
ENTIRE AGREEMENT
This Contract shall constitute the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification of this Contract shall be null and void unless made by amendment to the Contract and signed by both parties. Nothing in this Article shall act to preclude the introduction of submission-related documents in any dispute between the parties.
ARTICLE 24
OFFSET
The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise. In the event of the insolvency of any party, offset shall be as permitted by applicable insolvency or liquidation law.
ARTICLE 25
THIRD PARTY RIGHTS (BRMA 52A)
This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract unless expressly mentioned elsewhere in this Contract or any attachment hereto.
ARTICLE 26
MODE OF EXECUTION
A.    This Contract may be executed by:
1.    an original written ink signature of paper documents;
2.    an exchange of facsimile copies showing the original written ink signature of paper documents; or
3.    electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.
B.    The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.
ARTICLE 27
FOREIGN ACCOUNT TAX COMPLIANCE ACT (“FATCA”)
A.    Each Reinsurer hereby acknowledges the requirements of Sections 1471-1474 US Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance issued from time to time thereunder (“FATCA”) and the obligation of each of them to provide to the Intermediary a valid Internal Revenue Service (“IRS”) Form W8-BEN-E, W-9 or other documentation meeting the requirements of the FATCA regulations to establish they are not subject to any withholding requirement pursuant to FATCA (the “Required Documentation”).

B.    Furthermore:
1.    If a Reinsurer becomes non-compliant with FATCA during the Contract period or has not provided the Intermediary with the Required Documentation fourteen (14) days prior to any reinsurance premium due date, the Withholding Agent (as defined in U.S. Treasury Regulation Section 1.1471-1(b)(147)) shall withhold thirty percent (30%) of the reinsurance premium (to the extent all or a portion of that reinsurance premium is subject to withholding pursuant to FATCA) due to that Reinsurer under this Contract on that reinsurance premium due date and shall promptly notify that Reinsurer via the Intermediary.
2.    The withholding of reinsurance premium by virtue of 1. above shall not be, and shall not be treated by the Reinsurer as a breach of any reinsurance premium payment condition, warranty or other clause whether or not entitling the Reinsurer to cancel, terminate or restrict this Contract, refuse, restrict or delay payment of any claim or invoke any interest, penalty or other late payment provision. The Reinsurer shall be liable under this Contract as if no such withholding had been made.
3.    The Reinsurer shall not recoup sums withheld under 1. above by deducting equivalent sums from any payments due to the Company or by set off against any other sums owed by the Reinsurer and any general or contractual right of set-off enjoyed by the Reinsurer is hereby varied and qualified to that extent.
4.    Where reinsurance premium is withheld in error, has not yet been paid to the IRS and the underwriter has been paid only the net reinsurance premium following such withholding, the Intermediary will cooperate with the Reinsurer to process the requisite refund.
ARTICLE 28
ASSIGNMENT
This Contract shall be binding upon and inure to the benefit of the Company and Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Company of reinsurance recoverables to another party for collection. Notwithstanding the foregoing, no prior written consent shall be required in the event of any conversion by the Company from a reciprocal insurance exchange to a stock company during the term of this Contract, nor shall such a conversion affect the terms and conditions of this Contract.
ARTICLE 29
ALTERNATE PAYEE
A.    If the Company becomes insolvent, specific insureds (which shall be explicitly named in an amendment to the Contract) shall be permitted to make direct claim to the Reinsurer subject to all terms and conditions, including but not limited to all retentions and limits, of the Policy and the Contract. The Reinsurer shall have no duty to defend any actions against the named insureds and shall have no liability for amounts due from other Subscribing Reinsurers. In no event shall the provisions of this Article subject the Reinsurer to any additional liability to or on behalf of the Company or its liquidator, receiver, conservator or statutory successor. The Reinsurer reserves the right to set off any outstanding premium against payment in accordance with this Article, before such payment is made.
B.    The Company has the option to allow insured, in addition to those specifically listed in an amendment to this Contract, to make direct claim to the Reinsurer in the manner set forth in that paragraph, and the Reinsurer agrees to provide to any such insureds the coverage described in that paragraph, subject to all the conditions set forth in that paragraph.

ARTICLE 30
INTERMEDIARY
JLT Re (North America) Inc. (“JLT Re”) is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through JLT Re, United Plaza, 30 South 17th Street, 17th Floor, Philadelphia, Pennsylvania 19103. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company. In acting as Intermediary for this Contract, the Intermediary shall (i) comply with all aspects of New York Regulation 98 and shall (ii) be entitled to withdraw funds in accordance with section 32.3(a)(3) of that Regulation including commissions, excise tax and interest received on its premium and loss accounts.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE U.S.A. (BRMA 35A)

1.This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph 2 from the time specified in Clause III in this paragraph 2 shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision*

I.	It is agreed that the policy does not apply under any liability coverage, to (injury, sickness,
disease, death or destruction        (bodily injury or property damage
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.
Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph 2 shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3.Except for those classes of policies specified in Clause II of paragraph 2 and without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph 3, the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction
(bodily injury or property damage

(a)
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)
resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
(immediate medical or surgical relief
(first aid
to expenses incurred with respect to (bodily injury, sickness, disease or death

1

(bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction
(bodily injury or property damage resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured, or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the (injury, sickness, disease, death or destruction

(bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to    (injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means:

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)
any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction”
(“property damage” includes all forms of radioactive contamination of property.
(includes all forms of radioactive contamination of property.

V.
The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3, whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3 shall not be applicable to:

(a)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(b)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

4.Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that paragraphs 2 and 3 above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

2

POLLUTION EXCLUSION CLAUSE – GENERAL LIABILITY – REINSURANCE

This reinsurance does not cover any loss or liability accruing to the Reassured as a result of:

(1)	Bodily injury or property damage arising out of the actual, alleged or threatened discharge, dispersal, release or escape of pollutants:

(a)	At or from premises owned, rented or occupied by a named insured;

(b)	At or from any site or location used by or for a named insured or others for the handling, storage, disposal, processing or treatment of waste;

(c)
Which are at any time transported, handled, stored, treated, disposed of, or processed as waste by or for a named insured or any person or organization for whom a named insured may be legally responsible; or

(d)	At or from any site or location to which a named insured or any contractors or subcontractors working directly or indirectly on behalf of a named insured are performing operations:

(i)	if the pollutants are brought on or to the site or location in connection with such operations; or

(ii)	if the operations are to test for, monitor, clean up, remove, contain, treat, detoxify or neutralize the pollutants.

Sub-paragraphs (a) and (d) (i) of this exclusion do not apply to bodily injury or property damage caused by heat, smoke or fumes from a hostile fire. As used in this exclusion, a “hostile fire” means one which becomes uncontrollable or breaks out from where it was intended to be.

(2)	To any loss, cost or expense arising out of any governmental direction or request that a named insured test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants.

Pollutants mean any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled, reconditioned or reclaimed.

SCHEDULE ONE

POSITIVE PHYSICIANS INSURANCE EXCHANGE

ILF’s for New Jersey Policies as a % of Premium for Primary $1,000,000 coverage

80254	Allergy No Surgery	24.70%
80114	Ophthalmology Surgery	24.70%
80145	Surgery - Urological Surgery	24.70%
80151	Anesthesiology Surgery	24.70%
80231	General Preventative Medicine No Surgery	24.70%
80233	Occupational Medicine No Surgery	24.70%
80235	Physiatry, Physical Med & Rehabilitation No Surgery	24.70%
80236	Public Health No Surgery	24.70%
80240	Forensic Medicine No Surgery	24.70%
80244	Gynecology No Surgery	24.70%
80245	Hematology No Surgery	24.70%
80246	Infectious Diseases No Surgery	24.70%
80248	Nutrition No Surgery	24.70%
80249	Psychiatry-including child No Surgery	24.70%
80252	Rheumatology No Surgery	24.70%
80253	Radiology - Diagnostic No Surgery	24.70%
80255	Cardiovascular Disease No Surgery	24.70%
80257	Internal Medicine No Surgery	24.70%
80261	Neurology-including child No Surgery	24.70%
80262	Nuclear Medicine No Surgery	24.70%
80263	Ophthalmology No Surgery	24.70%
80266	Pathology No Surgery	24.70%
80267	Pediatrics No Surgery	24.70%
80269	Pulmonary Diseases No Surgery	24.70%
80274	Gastroenterology Minor Surgery	24.70%
80276	Geriatrics Minor Surgery	24.70%
80277	Gynecology Minor Surgery	24.70%
80278	Hematology Minor Surgery	24.70%
80279	Infectous Diseases Minor Surgery	24.70%
80281	Cardiovascular Disease Minor Surgery	24.70%
80282	Dermatology Minor Surgery	24.70%
80284	Internal Medicine Minor Surgery	24.70%
80287	Nephrology Minor Surgery	24.70%
80288	Neurology-including child Minor Surgery	24.70%
80289	Ophthalmology Minor Surgery	24.70%
80290	Otology Minor Surgery	24.70%
80291	Otorhinolarygology Minor Surgery	24.70%
80293	Pediatrics Minor Surgery	24.70%
80420	Family Physician No Surgery	24.70%
80421	Family Physician Minor Surgery	24.70%
80103	Endocrinology Surgery	27.93%
80104	Gastroenterology Surgery	27.93%
80115	Surgery - Colon and Rectal Surgery	27.93%

1

80117	Family Physician-Major Surgery (Excl OB) Surgery	27.93%
80159	Otorhinolarygology Exc. Plastic/Reconstructive Surgery	27.93%
80241	Gastroenterology No Surgery	27.93%
80272	Endocrinology Minor Surgery	27.93%
80280	Radiology - Diagnostic Minor Surgery	27.93%
80102	Emergency Medicine No Major Surgery	31.15%
80141	Surgery - Cardiac Surgery	31.15%
80143	Surgery - General Surgery	31.15%
80144	Surgery - Thoracic Surgery	31.15%
80146	Vascular Surgery	31.15%
80150	Cardiovascular Disease Surgery	31.15%
80152	Neurology-including child Surgery	31.15%
80153	Family Physician-Major Surgery (w/OB, incl. C-Sec.) Surgery	31.15%
80154	Surgery - Orthopedic (No back surgery) Surgery	31.15%
80155	Surgery - Plastic-Otorhinolaryngology Surgery	31.15%
80156	Surgery - Plastic Surgery	31.15%
80166	Surgery - Abdominal Surgery	31.15%
80167	Gynecology Surgery	31.15%
80168	Surgery - Obstetrics Surgery	31.15%
80169	Surgery - Hand Surgery	31.15%
80170	Surgery - Head and Neck Surgery	31.15%
99903	Surgery - Obstetrics and Gynecology Surgery	31.15%
99904	Surgery - Orthopedic (With back surgery) Surgery	31.15%

2

ENDORSEMENT NO. 1

EFFECTIVE MARCH 1, 2018

to

MEDICAL MALPRACTICE WORKING EXCESS REINSURANCE CONTRACT

EFFECTIVE: JANUARY 1, 2018

between

POSITIVE PHYSICIANS INSURANCE EXCHANGE

(hereinafter called the "Company")

and

HANNOVER RUCK SE
AIIN Reference: 1340125

(hereinafter called the "Reinsurer")

FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, effective March 1, 2018 (the “Effective Date”),

1.    Radiology Affiliates Imaging has been specially accepted into the reinsurance contract as attached.

2.    Paragraph D. is hereby added to Coverage C of the Article entitled PREMIUM and shall read as follows:

D.    Premium payment for Radiology Affiliates Imaging of $17,372.75 is due May 15, 2018.

3.    All other terms and conditions not inconsistent with the above remain unchanged.

IN WITNESS WHEREOF, the parties intending to be legally bound hereto have executed this Endorsement on dates indicated below by their duly authorized representatives to be effective on the Effective Date.

Signed in Hannover, on this 29th day of June, 2018,

HANNOVER RUCK SE

BY	/s/ Thomas Reinecke

PRINT NAME	Thomas Reinecke

TITLE	Chief Underwriter

REF. NO.	9007707, 9007713

3

and signed in Berwyn, Pennsylvania, this 17th day of April, 2018.

POSITIVE PHYSICIANS INSURANCE EXCHANGE

BY:	/s/ Lewis S. Sharps M.D.

TITLE:	CEO

4

ENDORSEMENT NO. 2

EFFECTIVE JANUARY 1, 2018

to

MEDICAL MALPRACTICE WORKING EXCESS REINSURANCE CONTRACT

EFFECTIVE: JANUARY 1, 2018

between

POSITIVE PHYSICIANS INSURANCE EXCHANGE

(hereinafter called the "Company")

and

HANNOVER RUCK SE
AIIN Reference: 1340125

(hereinafter called the "Reinsurer")

FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, effective January 1, 2018 (the “Effective Date”),
1.    Paragraph E. of the Article entitled COMMENCEMENT & TERM is hereby amended to read as follows:
A.    E.    The Reinsurer may renegotiate the Second Annual Period of December 31, 2018, upon the happening of any one of the following circumstances and by the giving of thirty (30) days written notice to the Company prior to December 31, 2018.
1.    The Company has entered into a definitive agreement to:
a.    become acquired or controlled by any company, corporation or individual(s) not controlling or affiliated with the party’s operations previously; or
b.    directly or indirectly assign all or essentially all of its entire liability for Obligations under this Contract to another party, other than with affiliated companies with substantially the same or greater net worth, without the Company’s prior written consent; or
2.    There is a severance from active employment (of any kind) of any two (2) or more executives, by whatever title, of the Company during the most recent forty five (45) day period who perform the following functions: chief executive officer, chief underwriting officer, chief actuary, or chief financial officer. This condition does not apply whenever the severance in employment is for the publicly announced purpose of the individual’s assuming within thirty (30) days a known position with another identified firm in the (re)insurance or financial services industry.
B.    It is understood that subparagraph E.1. above shall exclude renegotiation in the event that the Company is converted to a stock company from its current status of a reciprocal

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insurance exchange and this conversion is considered being affiliated with the party’s operations previously.
2.    Subparagraph A.4. of the Article entitled EXCLUSIONS is hereby amended to read as follows:
1.    4.    Reinsurance assumed by the Company except reinsurance of “fronting carriers” or captives where the Policies involved are underwritten, rated and administered by the Company.
3.    All other terms and conditions not inconsistent with the above remain unchanged.
IN WITNESS WHEREOF, the parties intending to be legally bound hereto have executed this Endorsement on dates indicated below by their duly authorized representatives to be effective on the Effective Date.

Signed in     , on this 29th day of June, 2018,

HANNOVER RUCK SE

BY	/s/ Thomas Reinecke

PRINT NAME	Thomas Reinecke

TITLE	Chief Underwriter

REF. NO.

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and signed in ______________, _______________,  this    day of    , 2018.

POSITIVE PHYSICIANS INSURANCE EXCHANGE

BY

TITLE

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